Exhibit 99.1

NEWS RELEASE

Visteon Signs Agreement to Divest Majority of Automotive Interiors Business to an Affiliate of Cerberus Capital Management

•	Represents second transaction in three-phase exit strategy; 90 percent of interiors business now under contract, offer or sold

•	First transaction – sale of Duckyang shares – now completed

•	In line with prior guidance to exit all of interiors with aggregate neutral value impact to Visteon

•	Transaction supports Visteon’s focus on core growth businesses: thermal management and cockpit electronic ecosystems

VAN BUREN TOWNSHIP, Mich., May 2, 2014 – Visteon Corporation (NYSE: VC) today announced an agreement to divest the majority of its global automotive interiors business to an affiliate of Cerberus Capital Management, L.P. The transaction, which is subject to regulatory reviews and other conditions, is expected to be completed by Dec. 31, 2014.

Visteon also announced it has completed a previously announced agreement to sell its 50 percent ownership stake in a Korean automotive interiors joint venture, Duckyang Industry Co., Ltd. (024900:KS), as part of the divestiture of its interiors business. On March 19, Visteon announced the agreement to sell its stake in the joint venture to certain management shareholders of Duckyang and associated parties, for the equivalent of about $24.1 million, plus approximately $6 million in dividends.

The operations to be sold to the Cerberus affiliate had revenues of approximately $1 billion in 2013 and produce a range of automotive interior products supplied to global vehicle manufacturers, including cockpit modules, instrument panels, door panels and floor consoles. These operations encompass 15 manufacturing plants, five just-in-time assembly plants and six engineering centers in Europe, Asia and South America. As part of this omnibus transaction, the Cerberus affiliate made an irrevocable offer to purchase the interiors business in France, and Visteon France will now begin consultation with employee representatives. In total, more than 4,000 manufacturing, engineering and administrative employees are part of the business involved in the transaction.

Under terms of the agreement with the Cerberus affiliate, Visteon will divest the interiors operations for nominal consideration and will contribute up to $95 million to the business. The Cerberus affiliate will assume approximately $20 million of pension and other liabilities of the business, while Visteon will retain ownership in certain real estate and other assets in South America and Europe worth, in aggregate, about $35 million. Visteon also will provide support services to the Cerberus affiliate. Terms of this agreement are generally consistent with previously provided guidance on Visteon’s exit of the interiors business.

Also, Visteon has agreed to provide a seller-backed revolver to bridge any shortfall of a targeted $90 million of external credit facilities if the complete amount is not available by closing, to be repaid by the buyer, if drawn, once additional committed facilities are in place after the transaction closes. The $90 million of financing is not anticipated to be utilized at closing and simply adds to the liquidity of the business. The amount of the potential Visteon-backed revolver, if any, is difficult to assess, but is not expected to exceed $20 million once all external credit facilities are put in place.

“The transaction supports our previously announced intention to divest our interiors business and focus on our core thermal management and cockpit electronic ecosystems businesses, which enjoy market-leading positions in segments that are growing faster than the industry overall,” said Timothy D. Leuliette, Visteon president and CEO. “We are pleased to be selling this interiors business to a well-capitalized, operationally focused investment firm with a track record for long-term value creation, where we think it will be an excellent fit.”

Dev Kapadia, a Cerberus managing director, said, “We are pleased to make this long-term investment in Visteon’s interiors business, which has strong products, an outstanding management team, a skilled workforce, excellent customer relationships and solid manufacturing operations, including in emerging markets. Cerberus has a strong track record of supporting companies in this industry as they strive to reach their full potential, and we look forward to using this business as a platform from which to pursue additional acquisitions in the automotive interiors space upon completing this transaction.”

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through businesses including Halla Visteon Climate Control Corp., Visteon Electronics and Visteon Interiors. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs about 24,000 people. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

About Cerberus Capital Management, L.P.

Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms. Cerberus has more than US $25 billion under management invested in four primary strategies: distressed securities and assets; control and non-control private equity; commercial mid-market lending and real estate-related investments. From its headquarters in New York City and large network of affiliate and advisory offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence to invest in multiple sectors, through multiple investment strategies in countries around the world.

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

For Cerberus:

Media:

Peter Duda

212-445-8213

pduda@webershandwick.com

John Dillard

212-445-8052

jdillard@webershandwick.com

Cerberus Media Line

212-891-1558